                                                                    Exhibit 10.3

                                                                [Execution Copy]








                                  SEMINIS, INC.



                                     - and -



                             HUNGNONG SEED CO., LTD.








                          SHARE SUBSCRIPTION AGREEMENT










                                  June 12, 1998




                                   KIM & CHANG

                          SHARE SUBSCRIPTION AGREEMENT


This Share Subscription Agreement (the "Agreement") is entered into on this 12th day of June, 1998 ("Effective Date") by and between:

(1) Seminis, Inc., a corporation duly organized and existing under the laws of the state of Illinois, U.S.A. and having its principal office at 2901 N. Ventura Road, Suite 250, Oxnard, California 93030, U.S.A. (the "Subscriber"); and

(2) Hungnong Seed Co., Ltd., a corporation duly organized and existing under the laws of Korea and having its principal place of business at 1338-20 Seocho-Dong, Seocho-Ku Seoul, Korea (the "Company").


                                   Witnesseth:

WHEREAS, the Subscriber and the shareholders of the Company have entered into a Share Sale and Purchase Agreement as of even date herewith ("Share Sale and Purchase Agreement"), the form of which is attached hereto as Attachment I, whereby the Subscriber shall purchase 271,585 shares of the Company from all of the shareholders of the Company and such shareholders shall cause the Company to issue new shares to the Subscriber so that the Subscriber may acquire a 70% interest in the Company on a fully diluted basis;

WHEREAS, the Company also desires to issue new shares of the Company to the Subscriber as provided in the Share Sale and Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants stated below, the Subscriber and the Company hereby agree as follows:


Article 1.        Definitions

Unless otherwise defined herein, all capitalized terms shall have the same meaning as in the Share Sale and Purchase Agreement.


Article 2.        Subscription for and Issuance of the Shares

2.1 On the Closing Date, the Company shall issue to the Subscriber and the Subscriber shall acquire from the Company, 1,428,050 shares of the Company (the "New Shares") in accordance with the terms and conditions of this Agreement and the Share Sale and Purchase Agreement.

2.2 The subscription price for the New Shares will be 107,793,000,000 ("Subscription Price").

2.3      The Subscription price shall be paid to the Company on the Closing
         Date.

2.4 The share certificates representing the New Shares shall bear the date of the day immediately following the Closing Date.

Article 3.        Conditions Precedent to Issuance of the Shares

All obligations of the Company to issue to the Subscriber, and of the Subscriber to purchase from the Company, the New Shares pursuant hereto are subject to and conditioned upon fulfillment of each of the following conditions:

         (a) The Subscriber is satisfied that all representations and warranties made by the Company under Article 4 were true when made and are true and accurate in all respects on the Closing Date;

         (b) The Company is satisfied that all representations and warranties made by the Subscriber under Article 5 were true when made and are true and accurate in all respects on the Closing Date;

         (c) All conditions precedent under Article 9 of the Share Sale and Purchase Agreement shall have been satisfied.

Article 4.        Representations and Warranties of the Company

4.1 The Company hereby represents and warrants to the Subscriber as follows:

         (a) This Agreement has been duly authorized, executed and delivered by the Company after respectively taking all required corporate actions including approval by their respective boards of directors and (assuming due authorization, execution and delivery thereof by the Subscriber) constitutes the valid and legally binding obligations of the Company.

         (b) The Company has full power and authority to enter into and perform its obligations under this Agreement.

         (c) There are no outstanding securities convertible into or exchangeable for, or warrants, rights or options to purchase from the Company, or obligations of the Company to issue, capital stock.

         (d) The execution and delivery of this Agreement and the issuance of the New Shares will not infringe and will not be contrary to any law or regulation of any Korean governmental or regulatory body and will not result in any breach of the terms of the Articles of Incorporation of the Company or constitute a default under any deed, agreement, mortgage or other instrument to which the Company is a party.

         (e) Except as otherwise disclosed to the Subscriber, there is no option, right to acquire, mortgage, charge, pledge, or lien or other form of security or encumbrance on, over or affecting the issued share capital of the Company and no agreement to give or create any of the foregoing except for such statutory pre-emotive rights to acquire shares as conferred by law.

         (f) The New Shares, together with 271,585 shares purchased by the Subscriber through the Share Sale and Purchase Agreement, shall represent 70% of the total number of issued and outstanding shares of the Company after the subscription hereby, on a fully diluted basis.


Article 5.        Representations and Warranties of the Subscriber

The Subscriber hereby represents and warrants as follows:

5.1 The Subscriber is a corporation duly organized and validly existing under the laws of Illinois, U.S.A. with requisite corporate power and authority to make, execute, deliver and perform this Agreement.

5.2 This Agreement has been duly authorized, executed and delivered by the Subscriber and (assuming due authorization, execution and delivery thereof by the Company) constitutes the valid and legally binding obligations of the Subscriber.


Article 6.        Covenants of the Company

The Company hereby covenants and warrants as follows:

         (a) The Company shall take any and all actions necessary to issue the New Shares as contemplated in this Agreement, including but not limited to the adoption of its Board of Directors resolution and amendment of its Articles of Incorporation to restrict the pre-emptive rights of its existing shareholders.

         (b) The Company shall perform, execute, and achieve those acts which the Shareholders promised to "cause" Hungnong to do under the Share Sale and Purchase Agreement.


Article 7.        Indemnification

The Company agrees to indemnify, defend and hold harmless the Subscriber (and its directors, officers, employees, Affiliates, agents, representatives, successors and assigns) from and against any and all losses, liabilities, damages, deficiencies, demands, claims, actions, judgments or causes of action, assessments, costs or expenses (including, without limitation, bonds, interest, penalties and reasonable attorneys' fees and disbursements) ("Losses") based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement, or any document or other papers delivered by the Company or its Affiliate(s) to the Subscriber in connection with this Agreement.


Article 8.        Miscellaneous

8.1 The following Articles of the Share Sale and Purchase Agreement shall be made a part hereof; provided, however, that the references to the Shareholders in such Articles shall be considered references to the Company for such purposes: Articles 15, 16, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28 and 29.
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                                      -4-

8.2 If the Share Sale and Purchase Agreement is terminated for whatever reason, this Agreement shall also terminate without any further action by either party hereto.

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed by their duly authorized representatives as of the date first above written.


SUBSCRIBER:  Seminis, Inc.


----------------------------
Name:  Octavio A. Hernandez
         Attorney-in-fact


COMPANY:  Hungnong Seed Co., Ltd.


----------------------------
Name:  Duk-hoon Lee
         Attorney-in-fact

                                                                    ATTACHMENT I


                        Share Sale and Purchase Agreement

                        SHARE SALE AND PURCHASE AGREEMENT


This Share Sale and Purchase Agreement ("Agreement") is entered into on this 12th day of June, 1998 ("Effective Date") by and between:

(1) Seminis, Inc., a corporation duly organized and existing under the laws of the state of Illinois, U.S.A. and having its principal office at 2901 N. Ventura Road, Suite 250, Oxnard, California 93030, U.SA. ("Seminis"); and


(2) the individuals identified on the signature page of this Agreement (collectively referred to as ("Shareholders").


                                   Witnesseth:


WHEREAS, Hungnong Seed Co., Ltd. ("Hungnong") is engaged in the development and sales of seeds through various breeding centers, branch offices and subsidiaries in Korea, China, Indonesia and the U.S.A.;

WHEREAS, the Shareholders own and control 1,000,000 common shares of Hungnong, having a par value of five thousand (5,000) Korean Won per share, representing 100% of the shares of Hungnong issued and outstanding (these shares being owned by the Shareholders are referred to as the "Existing Shares");

WHEREAS, Seminis wishes to acquired a 70% interest in Hungnong, and the Shareholders desire that Seminis acquire a 70% interest in Hungnong on a fully diluted basis; and

WHEREAS, Seminis and the Shareholders desire that Seminis acquire such 70% interest in Hungnong through the purchase of 271,585 Existing Shares from the Shareholders in accordance with this Agreement and the purchase of 1,428,050 newly issued shares of Hungnong ("New Shares") pursuant to this Agreement and a share subscription agreement to be entered into between Seminis and Hungnong as of even date herewith ("Share Subscription Agreement").


NOW, THEREFORE, in consideration of the mutual promises and covenants stated below, the Shareholders and Seminis hereby agree as follows:

Article 1.        Sale and Purchase of Sales

1.1. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) Shareholders shall sell, assign, convey, and transfer to Seminis, and Seminis shall purchase from Shareholders, 271,585 Existing Shares which are set forth in detail in Attachment I hereto (the Existing Shares so purchased shall hereinafter be referred to as the "Purchased Shares"; of the Purchased Shares, the shares which are pledged to Seminis pursuant to the Pledge Agreement between Seminis and the Shareholders dated April 8, 1998, and amended on May 21, 1998, are referred to as the "Pledged Purchased Shares" and listed in Attachment I-1 hereto; of the Purchased Shares, the shares which are not pledged are referred to as the "Non-Pledged Purchased Shares" and listed in Attachment I-2 hereto).

1.2 In consideration for the sale and purchase of the Purchased Shares, Seminis shall pay to Shareholders twenty billion five hundred million (20,500,000,000) Korean Won (the "Purchase Price"); provided that Purchase Price shall be paid to the Shareholders subject to the Adjustments (as defined in Article 2) and other terms and conditions of this Agreement.


Article 2.        Adjustments

2.1 Except as provided in Attachment II, Seminis shall make adjustments to the Purchase Price to the extent that it is determined by Seminis that the Shareholders have breached any of the representations and warranties in Attachment III hereof or any of the covenants and agreements under this Agreement ("Adjustments"). The Adjustments may be made any multitude of times, within nine months after the Closing Date. The determination as to whether to make the Adjustments as well as the amount thereof shall be determined by Seminis. After Seminis has notified the Shareholders of its determination regarding the Adjustments, the Shareholders shall respond within ten (10) calendar days of such notice. If the Shareholders do not respond within ten (10) calendar days, Seminis' proposed Adjustment shall be considered to be accepted by the Shareholders and the Purchase Price shall be adjusted in accordance with Seminis' determination. If the Shareholders timely object to Seminis' proposed Adjustment, and the parties cannot reach a mutually acceptable Adjustment within twenty (20) calendar days the parties shall receive their differences in accordance with Section 15.2 hereof.

2.2      The adjustments shall be subject to the following:

         (a) Adjustments shall include, but not be limited to: (i) Hungnong's obsolete and slow moving inventories as of the Closing Date, as defined under Korean GAAP and the International seed industry practices ("Written-off Inventories"), and (ii) Hungnong's receivables outstanding as of the Closing Date which are not collected 90 days past the contractual due date (if no contractual due date exists, 90 days past the date by which payments are customarily paid in the Korean seed business) ("Written-off Receivables"). However, there shall be no Adjustment with respect to the Written-Off Receivables and Written-Off Inventories if such write-offs are not in the aggregate five hundred million (500,000,000) won greater than the write-offs calculated as of December 31, 1997. Written-off Receivables shall not include those receivables which are proven upon due diligence to Seminis' satisfaction to be fully secured with collateral.

         (b) Hungnong's investments in, and loans (including advances and receivables) to, its subsidiaries or affiliates, which are set forth in detail in Attachment IV hereto (the companies listed in the same Attachment being hereinafter referred to as "Affiliate Companies" and together with Hungnong, "Hungnong Companies"), shall not be considered in making the Adjustments.

         (c) Except as provided in Section 12.1 hereof, if any Adjustment is made due to Losses (defined in Article 12 hereof) incurred directly by Seminis as a result of any breach by the Shareholders of any representation, warranty, covenant and agreement hereto, the Adjustment shall equal the entire amount of the Losses; however, if any Adjustment is made due to Losses incurred by Hungnong, the Adjustment shall equal 70% of the Losses, provided that the Shareholders' interest in Hungnong falls below 30%, the Adjustments shall be increased in inverse proportion to the Shareholders' interest).


Article 3.        New Share Issuance

Subject to the terms of this Agreement and the Share Subscription Agreement, the Shareholders shall cause Hungnong to arrange for the issuance of 1,428,050 New Shares to Seminis at a price of approximately 75,483 Won per share, which comprise of five thousand (5,000) Won par value per share plus a premium of approximately 70,483 Won shall be referred to as "Subscription Price") so that Seminis may subscribe and pay for such New Shares on the Closing Date. The New Shares, together with the Purchased Shares, shall constitute 70% of the total issued and outstanding shares of Hungnong after the issuance of New Shares on a fully diluted basis.


Article 4.        Closing

4.1 The closing of the purchase of the Existing Shares and subscription of the New Shares provided hereunder, shall take place on July 15, 1998, or on such other date (the "Closing Date"), at the offices of Kim & Chang or on such other place as the Shareholders and Seminis may agree (the "Closing").

4.2 On the Closing Date, the Shareholders shall (a) properly execute and deliver to Seminis, the share certificates representing the Purchased Shares, and take all other actions and deliver all other documents necessary to transfer the Purchased Shares to Seminis, and (b) cause Hungnong to duly issue the New Shares to Seminis in accordance with the terms of this Agreement and the Share Subscription Agreement.

         With respect to the Non-Pledged Purchased Shares, the Shareholders shall physically deliver to Seminis the share certificates representing such shares. With respect to the Pledged Purchased Shares, Seminis shall continue to retain the share certificates representing such shares for the purpose of acquiring such shares under this Agreement, and the Shareholders shall be deemed to have delivered the share certificates representing the Pledged Purchased Shares pursuant to this Agreement.

4.3 On the Closing Date, in exchange for the Shareholders' transfer of the Purchased Shares and Hungnong's issuance of New Shares, as set forth in
         4.2 above, Seminis shall:

         (a) Pay twelve billion and five hundred million (12,500,000,000) Won to the Shareholders in an account designated in writing by the Shareholders;

         (b) Deposit eight billion (8,000,000,000) Won into an escrow account ("Escrow Account") to be established pursuant to an escrow agreement ("Escrow

                  Agreement") which shall be entered into by and among Seminis, the Shareholders and Citibank, N.A., acting through its Seoul Branch, or another an escrow agent to be appointed by mutual consent Seminis and the Shareholders, on or prior to the Closing Date. A form of the Escrow Agreement is attached hereto as Attachment V. The funds in the Escrow Account shall be released to the Shareholders and/or Seminis in accordance with the terms of the Escrow Agreement;

         (c) Pay to Hungnong the Subscription Price, in accordance with the Share Subscription Agreement; and

         (d) Except for the certificates representing the Pledged Purchased Shares, release to the Shareholders the share certificates representing the shares of Hungnong which were pledged to Seminis pursuant to the Pledge Agreement and the Amendment thereto, entered into by and among the Shareholders and Seminis as of April 8, 1998 and May 21, 1998, respectively; provided however, that the certificates shall be retained by Seminis to the extent necessary for Seminis to receive the securities with respect to the Young I1 Pledge Related Shares (as defined below) under the Young I1 Guarantee and Pledge Agreement.


Article 5.        Representations and Warranties

5.1 Representations and Warranties of Shareholders. The Shareholders' representations and warranties are set forth in Attachment III hereof.

5.2 Representations and Warranties of Seminis. Seminis' representations and warranties are set forth in Attachment VI hereof.


Article 6.        Restructuring of Affiliate Companies

6.1 Prior to the Closing Date, the Shareholders shall cause certain Affiliate Companies to be restructured, as more fully described in this Article. The Hungnong Companies set forth in subsections (b), (e), (f) and (g) below, along with Hungnong, Hungnong U.S.A. Inc., Hungnong Seed (Beijing) Co., Ltd., and Hanmi Plug Co., Ltd. shall be defined as the "Remaining Hungnong Companies."

         (a)      Young Il Chemical Co., Ltd. ("Young Il")

                  The Shareholders shall cause Hungnong and Hungnong Industry Co., Ltd. to transfer to the Shareholders all of the shares in Young Il held by Hungnong and Hungnong Industry Co., Ltd. (i.e., 169,228 common shares representing approximately 33.8% of the total issued and outstanding shares).

         (b)      Hungnong International Co., Ltd.

                  The Shareholders shall transfer, or shall cause to be transferred, all of the shares in Hungnong International Co., Ltd. held by the Shareholders, Young Il and

                  Handok Electronics Co., Ltd. (i.e., 44,390 common shares representing approximately 37.7% of the total shares issued and outstanding) to Hungnong.

         (c)      Simon Telecom Co., Ltd.

                  The Shareholders shall cause Hungnong to transfer to the Shareholders all of Hungnong's shares in Simon Telecom Co., Ltd. (i.e., 5,000 common shares representing approximately 16.7% of the total shares issued and outstanding).

         (d)      Sehung Finance Co., Ltd.

                  The Shareholders shall cause Hungnong International Co., Ltd. to transfer to the Shareholders all of the shares held by Hungnong International Co., Ltd. in Sehung Finance Co., Ltd. (i.e., 20,000 common shares representing approximately 20.0% of the total shares issued and outstanding).

         (e)      Hungnong Soil Research Co., Ltd.

                  The Shareholders shall transfer to Hungnong all of the shares in Hungnong Soil Research Co., Ltd. held by the Shareholders (i.e., 8,000 common shares representing approximately 10.0% of the total shares issued and outstanding).

         (f)      Hungnong Industry Co., Ltd.

                  The Shareholders shall transfer, and shall cause Young Il to transfer, to Hungnong all of the shares in Hungnong Industry Co., Ltd. held by the Shareholders and Young Il (i.e., 35,000 common shares representing approximately 11.7% of the total shares issued and outstanding).

         (g)      Handock Electronics

                  The Shareholders shall transfer to Hungnong all of the shares in Handock Electronics held by the Shareholders (i.e., 82,500 common shares representing approximately 14.6% of the total shares issued and outstanding).

         (h)      The Nong Min Journal Co., Ltd.

                  Hungnong International Co., Ltd. shall transfer to the Shareholders all of the shares in The Nong Min Journal Co., Ltd. held by Hungnong International Co., Ltd. (i.e., 9,000 common shares representing approximately 30% of the total shares issued and outstanding).

6.2 The transfer of the shares set forth in Section 6.1 above shall be made without payment of any further consideration other than as provided herein. Any tax liability to be incurred by such share transfer shall be borne by the party which is primarily liable for such tax under the relevant tax laws and regulations. To the extent legal and practicable, and without causing any undue burden, each party hereto shall cooperate with the other parties to legally reduce taxes caused by this transaction.

6.3 The parties agree that (i) Seminis shall provide a loan to Young Il in the amount of approximately forty-three million (43,000,000) U.S. Dollars on the Closing Date in accordance with a loan agreement entered into by and between Seminis and Young Il as of the date hereof ("Young Il Loan Agreement"), (ii) the Shareholders shall jointly and severally guarantee Young Il's performance of its obligations under the Young Il Loan Agreement and shall establish the first priority and perfected pledge interest, among other things, over 607,013 shares of Hungnong which are owned by the Shareholders, in accordance with a guarantee and pledge agreement entered into by and between Seminis and the Shareholders as of even date hereof ("Young Il Guarantee and Pledge Agreement", the shares subject to such pledge as described in detail in Young Il Guarantee and Pledge Agreement shall be referred to as the "Young Il Pledge Related Shares"), (iii) under the Young Il loan Agreement, Young Il is obliged to (x) repay the 6 billion loan provided by Hungnong to Young Il under a loan agreement between Young Il and Hungnong as of May 14, 1998 within one Banking Day from the Closing, and (y) clear any and all of the guarantees provided by Hungnong in connection with the debts owed by Young Il to certain financial institutions in Korea within thirty (30) days from the Closing, (iv) the failure by Young Il of its obligations under (iii) above shall constitute an event of default under the Young Il Loan Agreement, which in turn entitles the Seminis to enforce its pledge right in accordance with Young Il Guarantee and Pledge Agreement, and (v) Seminis may acquire title to the Young Il Pledge Related Shares, if it exercises its pledge right under the Young Il Guarantee and Pledge Agreement.

6.4 Without waiving or adversely affecting Seminis' rights, under the Young Il Loan Agreement and Young Il Guarantee and Pledge Agreement as aforementioned, the Shareholders shall, within thirty (30) days from the Closing, clear all the cross guarantees provided by Hungnong in connection with Young Il's debts owed to financial institutions and shall cause Young Il to repay the 6 billion loan to Hungnong. The Shareholders shall provide to Seminis a certificate from the appropriate banks certifying that aforementioned cross guarantees have been cleared.


Article 7.        Seminis' Covenant

7.1 On or soon after the Closing Date, Seminis shall cause Hungnong to transfer the guest house, which is located in Chochiwon, as more fully described in Attachment VII hereto (the "Guest House"), to Duk-hoon Lee for no consideration. Notwithstanding any provision herein to the contrary, the Shareholders shall bear all taxes imposed on the Shareholders together with any and all transaction costs related to such transfer. In consideration for the free transfer of the Guest House to the Shareholders, Hungnong shall be permitted to use the Guest House for no consideration provided Hungnong shall bear the costs to maintain the Guest House, such as utility charges therefor. Further. Hungnong's use shall be similar to the manner in which the Shareholders and/or Hungnong used the guest house prior to the Closing, or such use is reasonably necessary to carry out the business of Hungnong. Hungnong shall also be permitted to use the Guest House for as long as it desires. Furthermore, the Shareholders shall neither (i) sell the Guest House to any third party unless they first offer to sell the Guest House to Seminis or Hungnong for 116,287,073 Won nor (ii) allow any encumbrances to be placed on the Guest House. In addition, immediately after the title transfer under this Section 7.1, Duk-hoon Lee shall allow a provisional registration of the transfer of the title to the Guest House in favor of Hungnong so that it may secure its priority with respect to the Guest House.

7.2 As long as the Shareholders have not breached a representation or warranty, covenants or agreement hereunder which requires an indemnity obligation by the Shareholders in excess of ten (10) billion Won, for a period of 2 years after Closing, Seminis shall not cause Hungnong to dilute the Shareholders' interest in Hungnong.

7.3 On or soon after the Closing Date, Seminis shall cause Hungnong to pay off the loans listed in Attachment VIII.

7.4 If Seminis desires to change the name of Hungnong during the first three (3) year period after Closing, Seminis shall consult with the Shareholders prior to such name change; provided however, that Seminis shall not be bound by such consultation.


Article 8.        Shareholders' Covenants

Except as otherwise consented to or approved by Seminis in writing, the Shareholders covenant to and agree with Seminis as follows:

         (a) From the Effective Date, the Shareholders shall cause Hungnong Companies to conduct their businesses in the ordinary course of business consistent with sound business practices and preserve such businesses' structure and organization and their relationships with their customers, employees, suppliers and others with whom Hungnong Companies deal;

         (b) From the Effective Date to and including the Closing Date, the Shareholders covenant and agree that none of Hungnong Companies shall (i) issue any shares or any instruments convertible into shares (ii) incur any liability or obligations of any nature (whether accrued, absolute, contingent or otherwise) except in the ordinary course of business consistent with sound business practice, (iii) permit any of their assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, (iv) except as otherwise provided herein, sell, transfer or otherwise dispose of any assets, including to Affiliate Companies, (v) make any capital expenditure or commitment therefor, (vi) declare or pay any dividend or make any distribution on any shares of their capital stock or redeem, purchase or otherwise acquire any shares of their capital stock or grant any option, warrant or other right to purchase or acquire any such shares, (vii) make any bonus or profit sharing distribution or payment of any kind except in the ordinary course of business consistent with sound business practices, (viii) increase their indebtedness for borrowed money other than borrowing under existing lines of credit or make any loan to any person, (ix) enter into any new service or employment agreement, or any renewals thereof, with any executive employees or other employees, or grant any increase in the rate of wages, salaries, bonuses or other remuneration of executive employees or other employees, (x) cancel or waive any claims or rights of value, (xi) make any change in any method of accounting or auditing practice, (xii) extend any guarantees with respect to the obligations of any of the other Hungnong Companies or of any third party, or make any loans or investments in, or enter into any agreement or arrangement with any of the other Hungnong Companies or third parties, (xiii) breach any of the agreements entered into with third parties, (xiv) enter into any transactions among themselves and/or with the Shareholders, (xv) amend any of their bylaws or Articles of Incorporation, (xvi) acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof of otherwise acquire any assets (other than inventory in the ordinary course of business consistent with sound business practices), (xvii) agree, whether or not in writing, to do any of the foregoing or (xviii) enter into any other material transaction;

         (c) Shareholders will, upon reasonable prior notice and during normal business hours, (i) cause Hungnong Companies to give to Seminis and its authorized representatives full access to all plants, farms, offices, warehouses, breeding centers and other facilities and properties and other assets, and such of the books and records of Hungnong Companies as are necessary or appropriate for review in connection with the transactions contemplated hereby and (ii) cause their and/or Hungnong Companies' officers, advisers and other representatives to discuss with Seminis and its authorized representatives the affairs of Hungnong Companies, as Seminis may from time to time reasonably request;

         (d) The Shareholders will, at any time and from time to time, at the request of Seminis, make, execute and deliver such assignments, deeds, bills of sale, fillings, conveyances and other instruments, agreements, consents and assurances and take or cause to be taken all action as Seminis may reasonably request for the consummation or confirmation of the transfers and other transactions contemplated by this Agreement;

         (e) From the Effective Date until the Closing Date, Shareholders shall not, and shall ensure that Hungnong Companies will not, approve, assist, negotiate, or discuss with any third party to purchase any shares in Hungnong Companies through whatever means; and

         (f) Shareholders shall cause Hungnong to issue the share certificates representing the New Shares which shall bear the date, and be delivered to Seminis, on the date immediately following the Closing Date.

Article 9.                 Conditions Precedent to Closing

The Closing contemplated under this Agreement shall be subject to and conditioned upon satisfaction of the following:

         (a) the Government Approvals (as defined in Article 10) should have been obtained in form and substance satisfactory to both parties;

         (b) all representations and warranties of the Shareholders and Seminis contained in this Agreement were true when made and shall be true in all respects as of the Closing Date as if such representations and warranties were made at and as of such Closing Date;

         (c) Shareholders and Seminis should both have performed and complied with and should not have breached any agreements and covenants required by this agreement to be performed or complied with by them on or prior to the Closing Date;

         (d) no action or proceeding shall have been instituted or threatened before any court or other governmental body or by any public authority seeking to restrain or prohibit any of the transactions contemplated by this agreement;

         (e) since the Effective date, there shall not have been (i) any material adverse change in the condition (financial or otherwise) or prospects of Hungnong Companies, or (ii) any change in political circumstances, laws and regulations that will make the transactions contemplated by this agreement impractical or illegal;

         (f) Seminis shall have completed an initial review with respect to the transactions contemplated by this Agreement, including, without limitation, legal, financial, accounting, environmental, operational and engineering matters concerning Hungnong Companies;

         (g) The Shareholders shall have completed the restructuring of Affiliate Companies, as provided in Section 6.1, hereof, shall have sent a written notice to Seminis of such restructuring, and shall make available to Seminis satisfactory evidence of such restructuring;

         (h) The Shareholders shall cause all of the directors (registered and non-registered) and the statutory auditors of Hungnong Companies to submit the resignation letters as of the closing Date and shall cause Hungnong to convene the shareholders meeting as of the closing Date and shall, as proposed by Seminis, elect new directors and statutory auditors, and amend the articles of incorporation; and

         (i) The Shareholders shall cause each of Young Il Chemical Co., Ltd., Simon telecom Co., Ltd., and Sehung Finance Co., Ltd. and the Nong Min Journal Co., Ltd. to provide Seminis and the Remaining Hungnong Companies with a release and indemnification, the form of which is attached hereto as Attachment IX.

Each party hereunder may, in its sole discretion, waive any one or more of the conditions precedent required by this Article for such party's benefit. Such waiver shall not have any effect on the other party's responsibilities and liabilities under the representations, warranties, covenants and agreements made hereunder.

Article 10.                Government Approvals

10.1 Shareholders and Seminis shall cooperated in filing all necessary reports with and obtaining approvals from the government agencies or public authorities required for execution of this agreement and consummation of any transaction contemplated hereunder, including but not limited to the following:

         (a) The approval of the transfer of the Purchased Shares from the Ministry of finance and Economy ("MOFE") in accordance with the Foreign Investment and Foreign capital Inducement Law;

         (b) Filing of report with, and acceptance by, a foreign exchange bank, in connection with Seminis; acquisition of New Shares in accordance with the Foreign Investment and Foreign Capital Inducement Law;

         (c) The approval from the Fair Trade Commission for the acquisition of the Purchased Shares pursuant to the Monopoly Regulation and Fair Trade Law;

         (d) The approval form MOFE for Young Il Loan Agreement and Young Il Guarantee and Pledge Agreement.

         The reports and approvals described in this Article are herein collectively referred to as "Government Approvals.".

10.2 Notwithstanding any provision in this Agreement to the contrary, the parties hereto agree to seek the approval from the Fair Trade Commission set forth in Section 10.1(c) above after the Closing. Therefore, although the Shareholders and Seminis shall fully cooperate with each other to obtain such approval, it shall not be a condition precedent for purposes of Article 9 hereof.

Article 11.                Management of Hungnong

11.1 From the Effective Date until the closing Date, the Shareholders shall ensure that a representative to be appointed by Seminis
         ("Representative") be consulted with before any of Hungnong Companies makes any management decisions through their board of directors' or shareholders' meetings or otherwise.

11.2 From the closing Date and for so long as the Shareholders maintain a 30% interest in Hungnong, (i) the shareholders shall have the right to appoint up to but not exceeding 30% of the total board members of Hungnong, (ii) there shall be at least four (4) directors on the board of Hungnong, and (iii) the Shareholders and Seminis shall each appoint one non-standing statutory auditor. The non-standing auditors shall not receive any compensation from Hungnong.

11.3 Unless otherwise required by Korean law, board and shareholders' resolutions of Hungnong shall be adopted by affirmative vote of the simple majority of all directors and all outstanding shares, respectively.

11.4 Seminis shall cause Hungnong to appoint Duk-hoon Lee as the Honorary Chairman of Hungnong for a period of 7 years from the closing Date; provided, however if the period of non-compete as provided in Article 13 hereof is reduced contractually or by operation of law, the period of the Honorary Chairman shall be reduced likewise. The title of Honorary chairman shall to confer upon Mr. Duk-hoon Lee any corporate powers, such as the authority to represent for bind Hungnong or Hungnong's board of director. During Mr. Duk-hoon Lee's tenure as Honorary Chairman he will receive an annual compensation of 100 million (100,000,000) Won, the use of a company car and driver, a secretary, and an office.

Article 12.                Indemnification

12.1 by Shareholders. With respect to the representations and warranties, covenants and agreements provided herein, any breach thereto shall first be resolved by making appropriate adjustments to the Purchase Price in accordance with Article 2. The shareholders shall indemnify and hold Seminis or Hungnong and their directors, officers, employees, agents and representatives harmless from and against any and all losses, claims, damages, liabilities and expenses (including reasonable legal fees and expenses), and taxes ("Losses") arising from any false or misleading representation and warranty, a covenant or agreement made by shareholders hereunder. Further, any Losses incurred directly by Seminis as a result of any breach by the shareholders of any representation, warranty, covenants and agreements hereto, shall be fully indemnified by the Shareholders; however, if Hungnong incurs such Losses, the shareholders shall either (i) fully indemnify Hungnong for the entire amount of the Losses or (ii) fully indemnify Seminis for 70% of the Losses of Hungnong provided the Shareholders have maintained a 30% interest in Hungnong (if the Shareholders' interest in Hungnong falls below 30%, the Losses for which Seminis shall be indemnified shall be increased in inverse proportion to the Shareholders' interest). Notwithstanding any provision contained herein to the contrary, if the shareholders breach any of the obligations as set forth in Section 6.4, and paragraphs 1,2,5,6,7,16,29, and 30 of Attachment III, any all Losses arising from such breach will not be limited by the amount of the Purchase Price.

12.2 By Seminis. Seminis shall indemnify and hold Shareholders and their directors officers, employees, agents and representatives harmless from and against any and all reasonable legal fees and expenses), arising from any false or misleading representation and warranty or breach of covenant by Seminis under this Agreement.

12.3 Survival. The indemnities contained in this Article 12, as well as the underlying representations and warranties, shall survive the closing of this Agreement and any adjustments to the Purchase Price . Any claim by any of the parties hereof for indemnification must be made in writing an delivered to the other party allegedly liable for such damages.

Article 13.                Non-Competition

The Shareholders shall not compete against the business of Remaining Hungnong Companies, wither directly or indirectly, for a period of 7 years. Further, the shareholders will dissolve, transfer or otherwise terminate all companies or entities engaged in the seed related businesses owned or controlled directly or indirectly, by the Shareholders including but not limited to he Seohai Distribution Company.

Article 14.                Right of First Refusal

14.1 If any party hereto desires to sell, assign or otherwise transfer all or any portion of its shares in Hungnong, such party ("Selling Party") shall offer all such shares by written notice first to the other party ("Offeree") specifying price, terms and conditions of sale.

         (a) If Offeree does not accept the offer within sixty (60) days from the date of the receipt of such offer ("Acceptance Period"), then the Selling Party shall thereafter be free to dispose of its shares within a period of sixty (60 ) days ("Free Sale Period") after the expiration of said acceptance Period; provided, however, that the selling Party shall not sell such shares to any third party either (i) at a lower price than the price at which such shares were offered to Offeree, or (ii) on other terms or conditions more favorable than those on which shares were offered to Offeree, except for such other terms and conditions as are reasonably necessary to meet foreign exchange or foreign investment regulations of Korea.

         (b) If the shares are not sold or transferred to third parties upon the terms established herein and within the Free Sale Period, then they shall automatically become subject once more to the terms of this Article 14 as if they had never before been offered for sale.

         (c) Offeree shall have the right to designate a third party acceptable to the Korean Government who may exercise the right granted to Offeree under this Article 14.

14.2 Notwithstanding anything to the contrary herein, any sale or transfer contemplated by this Article 14 shall be subject to Government Approval, if required. If necessary, the Acceptance period and/or the Free Sale Period referred to in Section 14.1 above shall be extended until such Government Approval has been obtained or officially and finally denied, provided that the party seeking to extend such Acceptance Period shall have used its reasonable efforts in soliciting such Government Approval.

14.3 Notwithstanding any other rights which may be granted by this agreement or otherwise, the shareholders hereby agree that they shall not sell or otherwise transfer, or cause to be sold or transferred, its ownership, or any part of its ownership, in Hungnong to a potential competitor of Hungnong or Seminis or any other person or entity whose participation in Hungnong might interfere with t he business of Hungnong and/or Seminis.

14.4 If the selling Party shall sell or otherwise transfer all or any part of his, her or its shares to a third party (other than Offeree's designee), pursuant to the terms of this Article 14, such Selling Party shall cause the third party acquiring such shares, as a condition of such acquisition, to furnish written undertaking to Offeree and Hungnong agreeing to observe and be bound by all provisions of this agreement as if it had executed this agreement in place of the party who sold the shares. In addition, such selling Party shall (so long as he, she or they own(s) any shares in Hungnong) be responsible to Offeree in respect of such purchaser or transferee, to secure complete and timely observance of the provisions of this Agreement by such purchaser or transferee.

14.5 Either party shall not pledge or hypothecate the shares of Hungnong or otherwise use them as collateral or for any other purpose which could result in an involuntary transfer or assignment of such party's shares to third parties, endless consent to such pledge, hypothecation or other application has been received in writing from the other party.

14.6 Notwithstanding any other provision contained herein to the contrary, Seminis shall have the right to transfer its shares in Hungnong to Seminis' affiliates ("Seminis' Affiliates") without having to comply with this Article 14. "Seminis' Affiliates" shall mean any partnership, joint venture, corporation or other form of enterprise that directly or indirectly controls, is controlled by, or is under common control with, such Seminis. For purposes of this Section 14.6, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, partnership, joint venture, corporation or other form of enterprise, whether through the ownership of voting securities, by contract or otherwise.

Article 15.                Dispute Resolution

15.1 The parties hereto agree to carry out this Agreement in a spirit of mutual cooperation and good faith, and that they shall attempt to resolve any differences, disputes or controversies which may arise between them amicably. As to any disagreement, dispute, controversy or claim arising out of or relating this agreement, or the interpretation hereof or any arrangements relating hereto or contemplated herein or the breach, termination or invalidity thereof which cannot be resolved amicably, both parties shall submit to the exclusive jurisdiction of the Seoul District Court.

15.2 Notwithstanding the foregoing Section 15.1, if the parties hereto cannot agree as to the amount of the Adjustments to the Purchase Price, the parties shall resolve their differences in the following manner:

         a. Seminis shall name two from the following Korean affiliates of the six accounting firms: Arthur Andersen, Coopers & Lybrand, Deloitte & Touch, Ernst & Young, KPMG, and Price Waterhouse; provided, however, that Seminis shall not name those firms which provided services to either party hereof in the transactions contemplated herein.

         b. The Shareholders shall choose one of the two accounting firms selected by Seminis (the "Arbitrator") within one week after Seminis' selection. If the shareholders fail to choose the Arbitrator within such period of time, Seminis shall have the right to choose the Arbitrator.

         c. The Shareholders and Seminis shall each submit a report to the Arbitrator indicating the proposed amount of Adjustments within two weeks after the selection of the Arbitrator. If either the Shareholders or Seminis fails to submit such a report within such period of time, the other party's report will be automatically adopted by the Arbitrator.

         d. The Arbitrator shall select the report which is closer to the Arbitrator's calculation of the Adjustments within one month after the submission of the reports. The Arbitrator shall not make any modifications to the reports submitted by the parties, but shall select one of the reports as is.

         e. The parties hereof shall be bound by the report which is selected by the Arbitrator as the final decision as to the Adjustments.

         f. Notwithstanding Section 2.1 hereof, if an adjustment cannot be completed within one year from Closing due to an unresolved dispute as to the amount of the Adjustments, the period during which Adjustments can be made shall be extended until such time such dispute has been resolved in accordance with this
                  Section 15.2.

Article 16.                Taxes

Each party shall be liable for taxes primarily attributable to that party, under the relevant tax laws and regulations. If, for any reason, a party that is not primarily liable is required to pay the other party's taxes (and costs associated therewith), the party which paid the taxes shall be fully indemnified by the other party for such taxes (and costs) paid.

Article 17.                Relationship among the Shareholders

For purposes of this Agreement, the shareholders shall be considered one party. Each of the Shareholders shall be jointly and severally responsible for all obligations and covenants hereunder and jointly and severally liable for any and all damages or liabilities relating to this agreement. The Shareholders hereby irrevocably appoint Mr. Duk-hoon Lee as their representative with full power and authority to act vis-a-vis Seminis on behalf each of them in relation to this Agreement, including but not limited to conducting negotiations and entering into agreements with, receiving payments from, and delivering or receiving any notice to or from, Seminis. Any money or consideration payable to the Shareholders under this agreement or under the Escrow Agreement shall be paid to an account designated by the Shareholders. Seminis shall not bear any responsibility connection with, the payment to Mr. Duk-hoon Lee or with respect to the fairness or fraud in connection with the subsequent distribution among the Shareholders.

Article 18.                Entire Agreement

This Agreement, together with other agreements specifically mentioned herein, contains the entire understanding between the parties hereto with respect to the subject matter contained in the respective agreements and supersede all prior agreements and undertaking s between the parties hereto.

Article 19.                Confidentiality

Each party hereto shall keep confidential and not use, reveal, provide or transfer to any person any information it obtains or has obtained concerning the transactions contemplated by this Agreement, and in the case of the Shareholders, any information related to the business and operation of Remaining Hungnong Companies, except: (i) to the extent that disclosure to a third party is required by applicable law or regulation; (ii) to the extent that disclosures to a third party am be strictly necessary in connection with the execution or performance of this Agreement; (iii) information which, at the time of disclosure, is generally available to the public (other than as a result of a beach of this Agreement), as evidenced by generally available documents or publications; (iv) disclosures to their respective directors, officers, employees, agents and advisors, who need to know or have access to such information; (v) information that was in the possession of the recipient prior to disclosure (as evidenced by appropriate written materials) and was not acquired directly or indirectly from the disclosing party; (vi) Seminis may release such confidential information to its subsidiaries and affiliates for the purpose of developing the seed business of Hungnong.

The term "information" shall include information concerning the property, operations, business and proprietary, confidential, trade secrets and other non-public information and data.

Prior to closing, neither party may declare or conduct a press release announcing the transactions contemplated herein without the consent of the other party.

Article 20.                Further Assurances

From time to time after the Effective Date, each party at the request of the other party and without further consideration, agrees to execute and deliver at its expense such other documents and instruments and take such other action as reasonably may be requested so as to more effectively achieve the objectives of this Agreement.

Article 21.                Notices

All notices, consents and other communications under this agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand,
(b) when sent by telecopier (with receipt confirmed), provided that a copy is promptly thereafter mailed by first class postage prepaid registered or certified mail, return receipt requested, (c) when received by the addressee, if sent by air courier (receipt requested) or by such other means as the parties may agree from time to time or (d) twenty (20) business days after being mailed, by first class postage prepaid registered or certified mail, return receipt requested; in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other party):

(a)      if to Shareholders:

                           Duk-hoon Lee
                           1338-20 Seocho-Dong
                           Seocho-Ku, Seoul, Korea

                           Telephone:       (822) 3473-0971
                           Facsimile:       (822) 3473-9659

(b)      if to Seminis:

                           Octavio A. Hernandez
                           Seminis, Inc.
                           2901 N. Ventura Road,
                           Suite 250
                           Oxnard, California 93030, U.S.A.

                           Telephone:       (805) 647-1188
                           Facsimile:       (805) 278-0547

Article 22.                Force Majeure

If the performance of any party is affected by any event of force majeure, including act of God, actions or directive of a court or public authority or government, war or civil disturbance, fire, explosion, flood, shortage of fuel, power or raw materials, disruption of transportation or communications, strikes or other labor disruption, failure or destruction of machinery or equipment, or any other natural or man-made event beyond the reasonable control of such party, such party shall immediately notify the other parties, in writing, giving details of the majeure shall be suspended only for as long as the event of force majeure continues, but the parties shall consult and will use their best efforts to find alternative means of accomplishing such performance. Immediately upon cessation of the event of force majeure, the part affected by force majeure will notify the other parties in writing and will take steps to recommence or continue the performance that was suspended.

Article 23.                No Waiver

The delay or failure on the part of any party hereto to insist, in any one instance or more, upon strict performance of any of the terms or conditions of this agreement, or to exercise any right or privilege herein conferred shall not be construed as a waiver of any such terms, conditions, rights or privileges but the same shall continue and remain in full force and effect. All rights and remedies shall be cumulative.

Article 24.                Section Headings

The article, section and clause headings contained in this agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this agreement.

Article 25.                Counterparts

This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Article 26.                Severability

In case any provision of this agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this agreement will not in any way be affected or impaired thereby.

Article 27.                Parties in Interest

This Agreement shall insure to the benefit of and be binding upon the shareholders and Seminis and their respective affiliates, successors and assigns, but subject to Article 14, may not be assigned or otherwise transferred by operation of law or otherwise without the prior written consent of ally the parties hereto and except as specified herein shall not create any rights on the part of any other person. Any such assignment or transfer without such consent shall be void.

Article 28.                Governing Law

This Agreement shall be governed by and construed in accordance with the laws of republic of Korea.

Article 29.                Language

The English language text of this Agreement shall prevail over any translation hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives as of the date first hereinabove set forth.

SHAREHOLDERS:



Name:  Duk-hoon Lee



Name:  Suk-chun Lym
Attorney-in-fact:  Duk-hoon Lee



Name:  Duk-in Lee
Attorney-in-fact:  Duk-hoon Lee



Name:  Duk-nam Lee
Attorney-in-fact:  Duk-hoon Lee



Name:  Deog-joon Lee
Attorney-in-fact:  Duk-hoon Lee

Name:  Ai-lim Lee
Attorney-in-fact:  Duk-hoon Lee



Name:  Won-joon Lee
Attorney-in-fact:  Duk-hoon Lee




SEMINIS, INC.:



Name:  Octavio A. Hernandez
         Attorney-in-fact


Reviewed and Accepted:


HUNGNONG SEED CO., LTD.





Name:
Title: